Exhibit 99.1

Contact: C. Doniele Carlson, 816-983-1372, dcarlson@kcsouthern.com

Kansas City Southern Names Jeffrey M. Songer Executive Vice President - Strategic Merger Planning and John F. Orr Executive Vice President - Operations

Kansas City, Mo., April 15, 2021. Kansas City Southern (KCS) (NYSE: KSU) announced today that Jeffrey M. Songer has been named to a new position as executive vice president - strategic merger planning and John F. Orr has been named executive vice president - operations.

In this new role, Mr. Songer will be primarily focused on managing the merger application process for the proposed Canadian Pacific (CP) and KCS combination. This process will include developing, among other things: a joint network-wide operating plan; safety integration plan; environmental impact statement and environmental assessment; and, labor impact plan.

“Jeff is uniquely qualified to fill this critical role in what is arguably the most strategically significant project in our company’s 134-year history,” said KCS president and chief executive officer Patrick J. Ottensmeyer. “His 16-year track record of outstanding performance at KCS, and his familiarity with all aspects of our network, business and customer base, make him very well suited for this important role.”

Mr. Orr brings more than 20 years of precision scheduled railroading operations experience at CN, serving most recently as senior vice president and chief transportation officer, where he was responsible for CN’s transportation and network assets across the U.S. and Canada, a network of about 20,000 miles.

“Among the wide variety of positions he has held over his distinguished career, John also served as senior vice president-operations for CN’s U.S. (Southern) Region, CN’s vice president-transportation for their network in Eastern Canada, and vice president-chief safety and sustainability officer for CN’s North American network,” said Mr. Ottensmeyer. “John has been with us as an executive consultant since February and has gained a solid understanding of our network operations and opportunities for further improvement. John has integrated extremely well with Sameh Fahmy and the entire PSR implementation team at KCS, and I am confident he will contribute positively to our service focused ‘phase three’ PSR initiatives.”

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS' North American rail holdings and strategic alliances with other North American rail partners are primary components of a unique railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada. More information about KCS can be found at www.kcsouthern.com.

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